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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Irwin Finacial Corporation

(Name of Registrant as Specified In Its Charter)

Irwin Finacial Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Irwin Financial Corporation   500 Washington Street, Columbus, Indiana 47201

                                         March 18, 2005
Notice of Annual Meeting of Shareholders

To the Shareholders:	The Annual Meeting of Shareholders of Irwin Financial Corporation will be held at the Holiday Inn Conference Center, 2480 Jonathan Moore Pike, Columbus Indiana, on Thursday, April 7, 2005, at 4:00 p.m., Columbus time, for the following purposes:

1. to elect three Directors to serve on the Board until our 2008 annual meeting;

2. to approve a proposal to amend the Restated Articles of Incorporation;

3. to hear such reports as may be presented; and

4. to transact such other business as may properly come before the meeting or any adjournment thereof.

Registration of shareholders will start at 3:15 p.m. and the meeting will start at 4:00 p.m. Following the meeting, refreshments will be served.

I encourage you to date, sign, and mail the enclosed proxy in the postpaid envelope that is provided. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Enclosed with this notice are our Annual Report to Shareholders for 2004, our Annual Report on Form 10-K and our Proxy Statement.

Matt Souza, Secretary

Notice of Annual Meeting of Shareholders
Proxy Statement of Irwin Financial Corporation
General Information
Voting Securities and Principal Holders [certain numbers may be subject to change when Record Date information is received]

Proxy Statement of Irwin Financial Corporation

For Annual Meeting of Shareholders to be held April 7, 2005
General Information

We are providing this proxy statement and the accompanying form of proxy in connection with the solicitation by our Board of Directors of proxies to be used at our Annual Meeting of Shareholders on Thursday, April 7, 2005, at the Holiday Inn Conference Center, 2480 Jonathan Moore Pike, Columbus, Indiana, at 4:00 p.m., Columbus time, or any adjournment thereof.

We will bear the costs of the solicitation of proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, telegram, personal interviews or otherwise.

A shareholder who signs and returns a proxy in such form will have the power to revoke it at any time before it is exercised by giving notice of revocation to our Secretary. All shares represented by the accompanying proxy, if the proxy is executed and returned, will be voted as directed by the shareholder. If a shareholder executes and returns a proxy, but makes no direction as to such shareholder’s vote, then the shares will be voted on each matter to come before the meeting in accordance with the recommendation of the Board of Directors.

Further information on voting for the annual meeting, including information for participants in Irwin’s retirement and savings plans, is set forth under “Voting Procedures.”

Our main offices are located at 500 Washington Street, Columbus, Indiana 47201.

This proxy statement will be mailed to shareholders on or about March 18, 2005.

1.

Voting Securities and Principal Holders [certain numbers may be subject to change when Record Date information is received]

Only shareholders of record at the close of business on February 18, 2005, will be entitled to vote. On February 18, 2005, there were common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter to be voted on at the meeting.

The following information is given as of February 18, 2005, for persons known by management to beneficially own more than 5% of our common shares. All of the shares listed are beneficially owned through voting and investment power held solely by the reported owner, except as otherwise indicated.

	Amount and Nature
Name and Address	Beneficial		Percentage of
of Beneficial Owner	Ownership		Ownership

William I. Miller 500 Washington Street Columbus, Indiana	11,054,959	(1)	XXX	%

(1)	Includes 5,176,038 common shares, which William I. Miller beneficially owns as the executor of the Estate of J. Irwin Miller (William I. Miller’s father) (the “Estate”). William I. Miller was qualified as the executor of the Estate on August 24, 2004. Previously, the Estate also granted William I. Miller an irrevocable proxy to vote and an option to acquire, subject to certain conditions, 5,160,544 of these common shares.

Also includes 5,160,592 common shares beneficially held through an irrevocable proxy granted by the IFC Trust Under Trust Agreement dated 6/29/90, Clementine M. Tangemen, Donor (the “IFC Trust”). On September 7, 2004 the IFC Trust appointed William I. Miller sole trustee, in substitution for his deceased father. The IFC Trust has granted William I. Miller an irrevocable proxy to vote such common shares, and an option to acquire such common shares, subject to certain conditions. The Estate is the sole beneficiary of the IFC Trust.

Also includes (i) 22,812 common shares beneficially held through his role as the custodian of accounts benefiting William I. Miller’s children, (ii) 14,625 common shares held by William I. Miller’s spouse, Lynne M. Maguire, as trustee of the 1998 William I. Miller Annual Exclusion Trust (the “Exclusion Trust”), and (iii) 577,025 common shares beneficially held through employee stock options that are exercisable within 60 days of February 18, 2005. William I. Miller expressly disclaims beneficial ownership of the common shares held as custodian on behalf of his children and the common shares held through the Exclusion Trust.

2.

Security Ownership of Management

The following information about the ownership of our common shares is given as of February 18, 2005 for our director nominees, directors and certain executive officers, individually, and all our director nominees, directors and executive officers as a group.

		Right to Acquire
	Irrevocable	within 60 days of		Total Number of	Percent of
	Voting	February 18,	Restricted	Shares Beneficially	Outstanding
Name	Proxy	2005	Stock	Owned(1)	Shares

Sally A. Dean (3)		XXX	863	XXX	*
Elena Delgado (4)		XXX		XXX	*
Gregory F Ehlinger(4)		XXX		XXX	*
David W. Goodrich(3)		XXX		XXX	*
Robert H. Griffith(4)		XXX		XXX	*
R. David Hoover (2, 3)		XXX	2,397	XXX	*
William H. Kling (3)		XXX	5,503	XXX	*
Brenda J Lauderback(3)		XXX	1,854	XXX	*
John C. McGinty, Jr.(3)		XXX	8,176	XXX	*
William I. Miller(2, 3, 4, 5)	10,321,136	[577,025]		[11,054,959]	XX.XX	%
Lance R. Odden (3)		XXX	863	XXX	*
Theodore M. Solso(2, 3)		XXX	5,178	XXX	*
Thomas D. Washburn(4)		XXX		XXX	*
Director Nominees, Directors and Executive Officers as a Group (19 persons)	10,321,136	[1,136,831]	24,834	[11,859,789]	XX.XX	%

*	Less than 1%

(1)	Includes shares for which directors hold sole voting power but no investment power under our 1999 Outside Director Restricted Stock Compensation Plan (see Restricted Stock column).

(2)	Director Nominee

(3)	Director

(4)	Executive Officer

(5)	See Footnote 1 to the table under “Voting Securities and Principal Holders.”

We believe stock ownership by directors helps align their interests with those of our shareholders. The Governance Committee of the Board of Directors has approved guidelines for director ownership of Irwin Financial Corporation common stock. The guidelines include: direct ownership of our stock (excluding stock options) equal in value to at least five times the non-stock-option portion of the director annual retainer fee (or $150,000, based on the current non-stock-option retainer fee portion of $30,000); attainment of the minimum level of ownership within five years of adoption of the guidelines (for current directors) or five years after joining the Board of Directors (for new directors); and disclosure of the guidelines and director compliance in our proxy solicitation materials. Apart from the above, we have created no incentives, disincentives or facilitative programs in connection with the guidelines. All directors are in compliance with our director stock ownership guidelines.

3.

1. Election of Directors

Three directors are to be elected to our Board of Directors at the Annual Meeting in 2005. Proxies granted for use at the Annual Meeting cannot be voted for more than three nominees.

Our Board of Directors currently consists of nine members divided into three classes of directors who are elected to hold office for staggered terms of three years as provided in our by-laws. Directors Hoover, Miller and Solso currently are serving three-year terms expiring in 2005. Directors Goodrich, Lauderback and McGinty are currently serving three-year terms which expire in 2006, and Directors Dean, Kling and Odden are currently serving three-year terms which expire in 2007.

On the recommendation of the Governance Committee of our Board of Directors, it is proposed that Directors Hoover, Miller and Solso be elected at the Annual Meeting to serve a new three-year term of office. Directors Hoover, Miller and Solso are sometimes referred to in this proxy statement as “director nominees.”

The person named as Proxy in the accompanying form of proxy will, unless otherwise indicated in the form of proxy, vote the shares covered by proxies for the election of director nominees Hoover, Miller and Solso, whose biographies are included in the following table. Management has no reason to believe that any of the nominees will be unable to serve. However, should a director nominee become unavailable for election, and unless the Board of Directors or the Executive Committee reduces the size of the Board to a number equal to the number of nominees who are able and willing to serve, the persons named in the accompanying form of proxy will vote for a substitute who will be designated by the Board of Directors or the Executive Committee. Any vacancy occurring in the Board of Directors caused by resignation, death or other incapacity, or increase in the number of directors may be filled by a majority vote of the remaining members of the Board of Directors. If a director ceases to serve before his or her term expires, the individual replacing the departing director shall be named to serve the remainder of the departing director’s term. Until any such vacancy is so filled, the existing directors shall constitute the Board of Directors. Shareholders shall be notified of any increase in the number of directors and the name, address, principal occupation, and other pertinent information about any director named by the Board of Directors to fill any vacancy.

The following table sets forth, as of February 18, 2005, the name; year in which the director nominee or director was first elected as a director; for director nominees, expiration of term if elected at this year’s annual meeting; for current directors, expiration of the directors’ term; principal occupation for the past five years of each director nominee or director; the percentage of the total number of meetings of our Board of Directors and meetings of committees of our Board of which the director or director nominee is a member attended by each director or director nominee during 2004; all other directorships or other positions held by each director and director nominee in other corporations subject to the reporting requirements of the Securities Exchange Act of 1934 and in any investment

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company; and each director and director nominee’s age. There are no family relationships among any of the director nominees, directors or executive officers.

DIRECTOR NOMINEES:

R. David Hoover*
(Director since February 20, 2004; expiration of term 2008)

Mr. Hoover is Chairman, President and Chief Executive Officer of Ball Corporation. In 2002, he was elected Chairman, and has been the President and CEO since 2001. Mr. Hoover joined Ball Corporation in 1970. Prior to his career with Ball, Mr. Hoover was a corporate financial analyst for Eli Lilly and Co., Indianapolis. Mr. Hoover serves on the boards of Ball Corporation and Energizer Holdings, Inc. Mr. Hoover is also a member of the boards of the National Food Processors Association(NFPA); National Association of Manufacturers; DePauw University Board of Trustees; Indiana University, Kelley School of Business; Dean’s Advisory Council; and University of Colorado at Denver Business School Board of Advisors. In 2004, Mr. Hoover attended 82% of our Board and Committee meetings of which he is a member. Age 59.

William I. Miller
(Director since 1985; expiration of term 2008)

Mr. Miller has been our Chairman since August 1990 and our President and Chief Executive Officer since May 2003. He is a director/trustee of Cummins Inc., The Tennant Company, and three mutual funds of the American Funds family of the Capital Group. In 2004, Mr. Miller attended 100% of our Board and Committee meetings of which he is a member. Age 48.

Theodore M. Solso*
(Director since 1993; expiration of term 2008)

Mr. Solso has been the Chairman and Chief Executive Officer of Cummins Inc. since January 2000. He served as President and Chief Operating Officer of Cummins from 1995 to 2000. He is a director of Ashland Inc. and Ball Corporation. In addition, Mr. Solso is on the Board of Trustees for Depauw University. In 2004, Mr. Solso attended 72% of our Board and Committee meetings of which he is a member. Age 58.

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CURRENT DIRECTORS:

Sally A. Dean*
(Director since 1995; expiration of term 2007)

Ms. Dean is a retired Senior Vice President of Dillon, Read & Co. Inc. (investment bank, which is now part of UBS). She serves as Chairman of the Paideia School Endowment Board and is former President of the Board of Trustees, Randolph-Macon Woman’s College. In 2004, Ms. Dean attended 100% of our Board and Committee meetings of which she is a member. Age 56.

David W. Goodrich*
(Director since 1986; expiration of term 2006)

Mr. Goodrich has been President and Chief Executive Officer of the Central Indiana Corporate Partnership since June 1999. He was President of the Indianapolis, Indiana Colliers Turley Martin Tucker Company (a realty company) from May 1998 to July 1999. He is a director of Citizens Gas and Coke Utility, Clarian Health Partners, Inc., One America Financial Partners, Inc., and the National Wine and Spirits Corporation. In 2004, Mr. Goodrich attended 100% of our Board and Committee meetings of which he is a member. Age 57.

William H. Kling*
(Director since 1993; expiration of term 2007)

Mr. Kling has been President and Chief Executive Officer of the American Public Media Group (APMG) since 2000. APMG is the parent company of Minnesota Public Radio, Southern California Public Radio and the Greenspring Company (a diversified media company). Mr. Kling became President of Minnesota Public Radio (a regional network of 38 public radio stations) in 1966, and a director in 1972. In 1987, he became the President of the Greenspring Company. He is director/trustee of the St. Paul Travelers Company, The Wenger Corporation, Comcast Cable of St. Paul and five funds of the American Funds family of the Capital Group. In 2004, Mr. Kling attended 100% of our Board and Committee meetings of which he is a member. Age 62.

Brenda J. Lauderback*
(Director since 1996; expiration of term 2006)

Ms. Lauderback was President of the Retail and Wholesale Group of the Nine West Group, Inc. from May 1995 until January 1998. She is a director of Big Lots, Inc., Louisiana-Pacific Corporation and Wolverine World Wide, Inc. She joined the Board of Directors of Select Comfort, Inc. in November 2004. In 2004, Ms. Lauderback attended 100% of our Board and Committee meetings of which she is a member. Age 54.

6.

John C. McGinty, Jr.*
(Director since 1991; expiration of term 2006)

Mr. McGinty has been the President of Peregrine Associates, Inc. (a healthcare, governance, and leadership consulting firm) since 1997. He was the Managing Director of The Greeley Company (a healthcare leadership consulting, strategic planning, education, and publications firm) from 1997 to 2003, and currently serves as a Senior Consultant. Mr. McGinty was a part-time faculty member at Indiana University from 1997 to 2001. From 1986 to 1997, Mr. McGinty was President and Chief Executive Officer of Southeastern Indiana Health Management, Inc. and Columbus Regional Hospital. In 2004, Mr. McGinty attended 100% of our Board and Committee meetings of which he is a member. Age 54.

Lance R. Odden*
(Director since 1991; expiration of term 2007)

Mr. Odden retired as Head Master of The Taft School (a private educational institution) in June 2001, having served in that capacity since 1972. Mr. Odden serves as an advisor to Warburg Pincus and is a trustee of the Thatcher School Group. Mr. Odden currently serves as a director of the Aspen Educators Group and is a managing director of New Providence Asset Management Corporation. In 2004, Mr. Odden attended 100% of our Board and Committee meetings of which he is a member. Age 65.

*	Member of the Executive Committee.
Director Independence

Our governance principles state that a substantial majority of the Board should consist of directors who are not employed by Irwin Financial and whose other relationships with Irwin Financial would not impair their independence, as affirmatively determined by the Board in accordance with the New York Stock Exchange definition of “independence.”

To assist in the Board’s determinations of director independence, the directors completed questionnaires designed to identify relationships that could affect their independence. The Board reached its determinations by considering all relevant facts and circumstances surrounding a director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

On the basis of the responses to the questionnaires, the Board determined that Ms. Dean and Ms. Lauderback are independent because no relationship between these directors and Irwin Financial was identified. The Board further determined that Messrs. Hoover, Kling, McGinty, Odden and Solso were independent for the reasons stated below notwithstanding limited relationships with Irwin.

With respect to Mr. Hoover, the Board considered that Mr. Hoover serves on the Dean’s Advisory Council of the Kelley School of Business of Indiana University and that Irwin Financial and subsidiaries matched employees’ contributions to Indiana University in an amount of $18,875 over the three-year period beginning in 2002. In addition, a subsidiary donated $3,000 in 2003 to the Institute on Disability and Community at Indiana University in support of the Back Home Alliance. In 2003 and 2004, the sum of $6,000 each year was donated to Project

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TEAM, an Indiana University School of Education honors enrichment program for future teachers of color, through the Irwin Financial Foundation. (The Irwin Financial Foundation is not a subsidiary of Irwin Financial Corporation; however, directors and officers of the Foundation, including Mr. Miller, are directors and executive officers of Irwin Financial Corporation.) The Board determined that Mr. Hoover was independent because his position on the Dean’s Advisory Council was not materially related to the contributions made to Indiana University by the Company. The Board believed that Mr. Hoover’s independence as a director would not be influenced by the contributions made to Indiana University due to the relatively small amount involved and the nature of his position with the University.

With respect to Mr. Kling, the Board considered his position as a director of The St. Paul Travelers Company. In 2004, one of our subsidiaries received gross agency commissions of $537 from brokerage placement with The St. Paul Travelers Company. The Board determined that the small sum involved and the indirect relationship between Mr. Kling’s position as a director and the commissions received by our subsidiary would not interfere with his independent service as a director of our Company.

With respect to Mr. McGinty, the Board considered his service on the Board of Directors of the Volunteers in Medicine Institute since 2002. A subsidiary of Irwin Financial has donated $3,360 since 2003 to the Volunteers in Medicine Institute through the Columbus Regional Hospital Foundation. In addition, a subsidiary of Irwin Financial has extended a first mortgage and a home equity line of credit to Mr. McGinty at 5.35% interest in the aggregate amount of $240,000, of which $225,000 was outstanding as of December 31, 2004. The Board concluded that the donation would not materially affect Mr. McGinty’s judgment and that his loan was made on terms that were not more favorable than those available to others and that he therefore should be considered independent.

With respect to Mr. Odden, the Board considered that Irwin Financial made matching grants of $6,000 over the three-year period beginning in 2002 to The Taft School, where Mr. Odden served until June 2001 as Head Master. Mr. Miller has served as Trustee of The Taft School since 1978 and as the Chairman of Trustees since September 30, 2002. The Board did not believe that the amount of contribution or Mr. Miller’s service at the school would significantly affect Mr. Odden’s independent judgment, particularly since he is no longer an employee or Trustee of the school.

With respect to Mr. Solso, the Board considered that subsidiaries of Irwin Financial donated $102,140 to the Heritage Fund of Bartholomew County since 2002. Irwin Union Bank and Trust Company, a subsidiary of Irwin Financial, charges fees to manage funds of the Heritage Fund and returns a portion of the fees to assist with operating costs. Both Mr. Solso and Mr. Miller serve on the Board of Directors of the Heritage Fund. In addition, Mr. Solso is a member of the Central Indiana Corporate Partnership (CICP). Irwin Financial and its subsidiaries donated $15,000 since 2002 and Irwin Financial has paid $10,000 of membership fees in each of 2002 and 2003, and $20,000 of membership fees in 2004, to the CICP. Mr. Miller is a director and officer of the CICP, and is also a director of Cummins Inc., where Mr. Solso is Chairman, Chief Executive Officer

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and a director. As disclosed in the section entitled “Interest of Management in Certain Transactions,” we own a minority interest in an airplane in which Cummins owns the majority interest, and we pay fees to Cummins for use and maintenance of the plane.

The Board determined that Mr. Solso was independent. The Board deemed the relationships with the Heritage Fund and the CICP as not material because the contributions represented a small portion of the total revenues of each of these not-for-profit entities. The Board further determined that Mr. Miller’s service with the Heritage Fund, the CICP and Cummins did not constitute a prohibited interlocking relationship with respect to Mr. Solso, and the Board deemed the arrangement in connection with the airplane to be reasonable and not likely to affect Mr. Solso’s judgment as an independent director.

Executive Sessions of the Board

The Board holds executive sessions at least four times per year without employee directors present for a general discussion of relevant subjects. (Our Chairman and Chief Executive Officer is the only employee director currently on the Board.) Additional executive sessions or meetings of outside (non-employee) directors may be held from time to time as required. Lance Odden, who has been designated the Lead Director and appointed the Chair of the Executive Committee by the outside directors, presides over such executive sessions and is responsible for communicating any concerns or conclusions expressed in these sessions to management.
Compliance with Section 16(a) of the Securities Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of our common shares and our other equity securities. Executive officers, directors, and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% shareholders for fiscal year 2004 were met.
Director Meetings and Standing Committees

Our Board of Directors held four meetings during 2004.

We have appointed certain members of our Board to serve on various committees of our Board of Directors. Our Board of Directors has established four standing committees: (1) the Audit and Risk Management Committee; (2) the Compensation Committee; (3) the Governance Committee; and (4) the

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Executive Committee. Membership in those committees is reflected in the following chart:

Committee Memberships

Audit and
Risk
	Management		Compensation
	Committee		Committee	Governance Committee		Executive Committee

Sally A. Dean	X		X			X
David W. Goodrich						X
R. David Hoover	X					X
William H. Kling			X			X
Brenda J. Lauderback	X		X			X
John C. McGinty	X	*		X		X
William I. Miller
Lance R. Odden				X	*	X	*
Theodore M. Solso				X		X

*	Indicates Committee Chair
COMMITTEES AND CURRENT MEMBERSHIP:
Audit and Risk Management Committee

As of February 2005, the Audit and Risk Management Committee is composed of Mr. McGinty (Committee Chair), Ms. Dean, Mr. Hoover and Ms. Lauderback. The Board of Directors has determined that each member of the Committee is “independent” for purposes of New York Stock Exchange listing standards, the Sarbanes-Oxley Act of 2002 and related rules of the SEC. Additionally, the Board of Directors has determined that each member of the Committee is financially literate, and that Mr. McGinty qualifies as an audit committee financial expert, as defined by the SEC.

The Audit and Risk Management Committee, which held nine meetings in 2004, operates under a written charter adopted by the Board of Directors, a copy of which can be found on the Investor Relations (Corporate Governance) section of the Company’s website at www.irwinfinancial.com. (See also Appendix A.) The Committee has primary responsibility for engaging, overseeing, and compensating our independent auditors; reviewing and approving the independent auditors’ audit plan; reviewing the report of audit and the accompanying management letter, if any; reviewing and directing the work performed by our internal audit department; reviewing regulatory examination reports received by us and our subsidiaries; and consulting with the independent and internal auditors about the adequacy of internal controls.
Compensation Committee

The Compensation Committee reviews and considers recommendations from management concerning our executive compensation policies, employee benefit plans, and salary administration program, including reviewing annually the total compensation and recommended adjustments for all of our executive officers and the executive officers of our subsidiaries. This Committee administers the short-term and long-term management incentive plans and the existing stock option and employee savings plans. The deliberations of the Committee are reported to the

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Board of Directors for review and approval. Members of the Committee are Ms. Dean (Committee Chair), Mr. Kling and Ms. Lauderback. No member of the Compensation Committee, during 2004, was an officer or employee of ours, or any of our subsidiaries. All members of the Compensation Committee are “independent” for purposes of the New York Stock Exchange listing standards. The Committee, which held five meetings in 2004, operates under a written charter adopted by the Board of Directors, a copy of which can be found on the Investor Relations (Corporate Governance) section of the Company’s website at www.irwinfinancial.com.

Governance Committee

As of February 2005, the Governance Committee, which serves as a standing nominating committee of the Board of Directors, is composed of Mr. Odden (Lead Director and Committee Chair), Mr. McGinty and Mr. Solso. The Board of Directors has determined that each member of the Governance Committee is “independent” for purposes of New York Stock Exchange listing standards. The Committee, which held five meetings in 2004, operates under a written charter adopted by the Board of Directors, a copy of which can be found on the Investor Relations (Corporate Governance) section of the Company’s website at www.irwinfinancial.com.

The Governance Committee makes recommendations to the Board of Directors regarding general qualifications for nominees as directors, mix of experience and skills on the Board, size of the Board and the terms of its members, director compensation, and the retirement policy for directors. In discharging its responsibility for screening and recommending candidates for election to the Board, the Governance Committee periodically evaluates the Board’s effectiveness and composition, including matters such as the business and professional experience (including any requisite financial expertise or other special qualifications), background, age, current employment, community service and other board service of its members, as well as racial, ethnic and gender diversity of the Board as a whole. The Governance Committee considers a candidate’s qualifications in light of these criteria, as well as its assessment of whether a candidate can make decisions on behalf of, or while representing, Irwin Financial that are aligned with our Guiding Philosophy, which is posted at www.irwinfinancial.com. The Committee will also consider a candidate’s “independent” status in accordance with applicable regulations and listing standards, as well as any conflicts of interest the candidate may have in serving on the Board of Directors.

The Governance Committee will consider director candidates recommended by security holders from time to time, provided that such a recommendation is accompanied by (i) a sufficiently detailed description of the candidate’s background and qualifications to allow the Governance Committee to evaluate the candidate in light of the criteria described above, (ii) a document signed by the candidate indicating his or her willingness to serve if elected, and (iii) evidence of the nominating security holder’s ownership of Irwin Financial stock. Any such recommendation and related documentation must be delivered in writing to Lance Odden, currently our Lead Director, in care of Irwin Financial Corporation, PO Box 929, Columbus, Indiana 47202.

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The three director nominees at the Annual Meeting are R. David Hoover, William I. Miller and Theodore M. Solso. All are existing directors who have been recommended by the Governance Committee to stand for re-election this year to a new three-year term.
                               Executive Committee

The Executive Committee consists of the non-employee directors of our Board. Its purpose is to meet regularly in executive session without management present. The Committee has the power to act on the Board of Directors’ behalf at such times as may be designated by the Board of Directors to conduct the business of the Board of Directors, subject to limitations imposed by law, our articles, our by- laws, or resolutions of our Board of Directors. The Committee held four meetings in 2004.
Outside Director Compensation

Each of our outside directors currently earns a retainer fee of $55,000, $25,000 of which is paid in the form of stock options granted under the Irwin Financial Corporation 2001 Stock Plan. The remainder of the retainer, $30,000, is payable in cash, additional stock options, or in common shares issued under our 1999 Outside Director Restricted Stock Compensation Plan. The annual retainer fee for Committee Chairs is currently $11,000 for the Chair of the Audit and Risk Management Committee, $9,000 for the Chair of the Governance Committee and $7,000 for the Chair of the Compensation Committee.

In addition to the annual retainer described above, our outside directors receive $1,250 for attending each meeting of our Board of Directors and $1,000 for attendance at each meeting of the Compensation, Governance and Executive Committees of our Board of Directors. Members of our Audit and Risk Management Committee receive $2,000 for each committee meeting attended and $1,000 for review of earnings releases.

The 1999 Outside Director Restricted Stock Compensation Plan (the Plan) covers only our non-employee directors and the non-employee directors of our subsidiaries, allowing an outside director to elect to receive the remainder of his or her annual retainer fees and/or meeting attendance fees (collectively, director fees) in the form of common shares rather than in cash, with a market value equivalent to the cash value of the fees. The Plan allows the grant of up to 150,000 common shares through December 31, 2009. Grants under the Plan may be for one or more years of future service. The common shares granted under the Plan are subject to forfeiture on a pro rata basis if the outside director recipient does not serve until the end of the outside director plan year to which the common shares apply. Forfeited common shares will revert to us.

A committee, appointed by the Board of Directors, administers the Plan. Except for an election for a calendar year in which a person first becomes an outside director, each election is effective for not less than one calendar year but may be made for additional calendar years subject to any limitation imposed by the committee at the time an election is made. A grant of common shares for

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multiple years of service will be equal to the value of the cash retainer and/or meeting fees earned during the number of years covered by the grant.

Before delivery to outside directors, certificates issued by the committee under the Plan will be held by our Secretary for one year after the last date covered by the election under which the common shares were issued, or an earlier date determined by the committee.

An outside director has only limited rights as a shareholder with respect to common shares subject to an election until the certificates representing those shares are issued. When a certificate is issued, the outside director will have the power to vote the common shares represented by the certificate on all matters presented to a vote of our shareholders and will be entitled to receive all dividends and other distributions declared or paid by us on those shares. An outside director will have no right to sell, pledge, encumber, or otherwise dispose of any common shares issued under the Plan during the time the certificates representing common shares are held by our Secretary, other than for transactions between the outside director and us or any of our directors or affiliates.

Common shares totaling 12,266 are registered under the Plan in the names of the participating director nominees. Shares totaling 69,453 have been granted under the terms of the Plan since its inception. During 2004, directors Dean, Hoover, Kling, Lauderback, McGinty, Odden, and Solso participated in the Plan.

Directors Dean, Goodrich, Odden and McGinty also serve as directors on the board of our subsidiary, Irwin Union Bank and Trust Company. They receive a payment of $2,000 for each meeting they attend for that board.

No fees other than director fees are paid to directors for services rendered in that capacity. Directors who are our officers or officers of our subsidiaries do not receive any director fees.

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Executive Compensation and Other Information

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded, earned by or paid by us and our subsidiaries in 2004, 2003 and 2002 to or on behalf of our Chairman and Chief Executive Officer and each of our four other most highly compensated executive officers in 2004:

					Long-Term	Long-Term
					Compensation	Compensation	All Other
	Annual Compensation(1)				Awards	Payouts	Compensation(7)

				Other
				Annual	Shares
				Compensa-	Underlying
Name & Principal Position	Year	Salary(2)	Bonus(3)	tion(4)	Options(#)	LTIP Payouts

William I. Miller	2004	$577,000	$520,200		84,700		$7,860
Chairman and CEO	2003	527,333	698,796		106,500		6,000
	2002	508,000	718,858	$61,105 (8)	140,400		6,000

Elena Delgado	2004	$271,666	$280,390		17,600	$2,552,720 (5)	$7,860
President, Irwin Home	2003	261,667	48,760		32,300
Equity Corporation	2002	246,667	248,745		23,500

Robert H. Griffith	2004	$281,667	$240,050		6,300		$17,560
President and CEO,	2003	266,667	833,284		11,600		144,971
IrwinMortgage Corporation	2002	243,333	1,011,185		7,200	$878,448(6)	9,000

Thomas D. Washburn	2004	$291,667	$187,561		14,300		$8,898
Executive Vice President	2003	278,333	267,900		26,400		6,000
	2002	260,000	282,433		19,300		6,000

Gregory F. Ehlinger	2004	$278,333	$181,203		18,900		$6,756
Senior Vice President	2003	258,333	249,100		32,300		6,000
and Chief Financial	2002	241,667	233,978		22,200		6,000
Officer

(1)	Amounts other than salary are reported on an accrual basis.

(2)	Includes amounts directed by the executive officer to be contributed on a pre-tax basis to our savings plans.

(3)	Includes short-term bonus payments and, for 2002, a one-time payout of deferred short-term incentive compensation. The amounts in this column include deferred amounts paid in 2002 to Messrs. Miller ($238,378), Griffith ($445,732), Washburn ($78,383), Ehlinger ($64,193), and Delgado ($97,229).

(4)	With respect to each individual named in the Summary Compensation Table other than Mr. Miller, there were no perquisites or other personal benefits, securities or property paid in the years shown which, in the aggregate, exceeded either $50,000 or 10% of the total of such individual’s annual salary and bonus. Perquisites provided by the company include automobile allowances, financial planning services and the Chairman’s use of aircraft.

(5)	See “Redemption of Elena Delgado Minority Equity Interests in Irwin Home Equity” following this table.

(6)	Reflects total amount payable to Mr. Griffith under an LTIP award covering the three-year performance period from January 1, 2000 through December 31, 2002. This LTIP award was granted in 2000 and was previously reflected in the separate LTIP awards table included in our proxy materials for prior annual meetings. Pursuant to the terms of the award, the payout vested 75% on January 1, 2003 and 25% on January 1, 2004 based on Mr. Griffith’s continued employment on those dates.

(7)	Includes contributions by us or certain subsidiaries to qualified savings plans. Detailed information about 2004 plan contributions included in the “All Other Compensation” column is shown in the table below. These officers are also eligible to participate in our group life, health, hospitalization, medical reimbursement, and relocation plans that are offered to other employees on a non-discriminatory basis.

(8)	Represents the aggregate incremental cost to Irwin Financial in connection with personal use of aircraft.

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ALL OTHER COMPENSATION FOR 2004

			Supplemental
	Qualified	Group Term Life	Retirement Benefit
Name	Savings Plans	Insurance	Plan

William I. Miller	$6,150	$1,710	*
Elena Delgado	6,150	1,710	*
Robert H. Griffith	7,150	908	$9,502
Thomas D. Washburn	6,150	2,748	*
Gregory F. Ehlinger	6,150	606	*

*	Messrs. Ehlinger, Miller and Washburn participate in the Irwin Financial Corporation Employees’ Pension Plan and SERP. See “Pensions Plans.”
Redemption of Elena Delgado Minority Equity Interests in Irwin Home Equity

As discussed below in “Interest of Management in Certain Transactions,” as part of our incentive compensation programs, we have provided certain key managers of our lines of business with minority interests in the subsidiaries they manage. In 1996, we granted Elena Delgado, the President of Irwin Home Equity, five shares of common stock in Irwin Home Equity and entered into a shareholder agreement with Ms. Delgado and the other minority interest stockholders. This arrangement provided Ms. Delgado with a 5% minority interest (net of our preferred interest) in the home equity line of business. This ownership interest took the place of certain other long-term incentives senior managers of our companies typically receive.

In December 2004, we entered into a series of related agreements with Elena Delgado with respect to her interest in the home equity line of business. We amended the shareholder agreement relating to Ms. Delgado’s ownership of the five shares of common stock in Irwin Home Equity to give Irwin Home Equity the right to call all or any portion of such shares of common stock at the then-prevailing fair market value of such common stock, to be determined pursuant to an independent appraisal process set forth in the amended shareholder agreement. The amended shareholder agreement also provides Ms. Delgado with the right to put her shares of Irwin Home Equity common stock to Irwin Home Equity at any time while employed by Irwin Home Equity and following any termination without “serious cause” or “cause” (as defined in the shareholder agreement) at the then-prevailing fair market value established pursuant to the same independent appraisal process referred to above. In the event that Ms. Delgado’s employment is terminated for “serious cause,” any shares of Irwin Home Equity common stock that she may then hold shall be immediately forfeited back to Irwin Home Equity without any consideration payable to Ms. Delgado. The shareholder agreement also provides Ms. Delgado with certain anti-dilution rights and certain co-sale rights upon any transfer by us of any shares of Irwin Home Equity common stock.

In connection with the amendment to Ms. Delgado’s shareholder agreement, we and Irwin Home Equity agreed to redeem 1.36 shares of Irwin Home Equity common stock from Ms. Delgado. The purchase price for the 1.36 shares of common stock was $2,552,720 which was the fair market value of such shares as

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determined by an independent appraisal of such common stock as of September 30, 2004. Pursuant to the redemption and loan repayment agreement entered into by and among us, Irwin Home Equity and Ms. Delgado, we and Irwin Home Equity agreed to purchase 0.362 shares on December 31, 2004 for $679,474 and to purchase 0.998 shares on January 28, 2005 for $1,873,246. Pursuant to the amendment, a second appraisal on the 1.36 shares is being performed, which may result in the payment of additional amounts due to any increase in stock value from September 30, 2004 through December 31, 2004. The parties have agreed that the proceeds from the redemption of the 1.36 shares shall be used primarily to repay a loan in the principal amount of $1,025,000 that we made to Ms. Delgado in January 2002. The loan, which had a maturity date of January 29, 2005, bore interest at a rate of 2.710% compounded semiannually and was secured by a pledge of Ms. Delgado’s ownership interest in the home equity line of business. The largest amount outstanding under the loan, including interest, was $1,108,657 on December 31, 2004. The loan balance was repaid on January 28, 2005.

We, Irwin Home Equity and Ms. Delgado also entered into a deferred compensation arrangement under which Ms. Delgado irrevocably elected to defer receipt of any payments that are required to be made by Irwin Home Equity in respect of the remaining 3.64 shares of Irwin Home Equity common stock owned by Ms. Delgado, as well as any payments required to be made to Ms. Delgado under a separate tax gross-up agreement entered into in connection with the aforementioned agreements. In the event of Irwin Home Equity’s exercise of its right to call the remaining shares of common stock, or Ms. Delgado’s right to put the remaining shares of common stock to Irwin Home Equity, the parties agree that the payment of the purchase price and any related tax gross-up payments shall be deferred and paid in annual installments not to exceed $600,000 beginning on January 31, 2006 and ending on January 31, 2009, with the remaining unpaid balance being paid in a lump sum on January 31, 2009. Portions of the common stock purchase price that remain unpaid shall accrue interest at a rate equal to 2.0% over the national prime rate, to be adjusted on each annual payment date.

Payment for the remaining shares of Irwin Home Equity common stock owned by Ms. Delgado will be accelerated in full upon (i) Ms. Delgado’s separation from service with Irwin Home Equity for any reason, (ii) a change in control, (iii) Ms. Delgado’s disability or death or (iv) the occurrence of an unforeseeable emergency, each as defined by regulations, notices or other interpretive guidance issued by the Internal Revenue Service under Section 409A of the Code. The parties agreed to amend the deferred compensation agreement as necessary before December 31, 2005 to the extent that such amendments are required to comply with Section 409A of the Code, and any subsequent regulations, notices or other interpretive guidance issued by the Internal Revenue Service. In the event that there is a final, non-appealable determination that the deferred compensation agreement violates Section 409A, thereby resulting in accelerated income tax, interest and penalties with respect to the deferred purchase price, the deferred compensation agreement shall be deemed to be void and of no effect, and Ms. Delgado shall be paid the full unpaid balance of the deferred purchase price

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within 30 business days following any such determination, together with a tax gross-up payment with respect to any such interest and penalties.

Due to a change in accounting treatment of this minority interest subsequent to grant which rendered it to be classified for tax purposes as a variable compensation interest rather than an equity ownership plan, we have also agreed to make Ms. Delgado whole to the extent that the proceeds from Ms. Delgado’s sale of the shares of Irwin Home Equity common stock are treated as ordinary income and not capital gains. This “make whole payment” consists of (i) the amount by which Ms. Delgado’s actual tax liability in respect to the income realized from the sale of the shares of common stock (up to but not exceeding $5,210,000) exceeds the amount of Ms. Delgado’s tax liability if the sale had been treated as a long-term capital gain and (ii) the amount of the tax liability imposed on Ms. Delgado with respect to the payment described in (i) above. This “capital gains make whole payment” is subject to certain terms, conditions and limitations in the tax gross-up agreement that we entered into with Ms. Delgado.

Stock Options

The following table contains information concerning the grant of stock options under our 2001 Stock Plan to each named executive officer during 2004:
OPTION GRANTS IN LAST FISCAL YEAR

		Percent of
		Total Options	Exercise
		Granted to	or Base
	Options	Employees	Price	Expiration	Grant Date
Name	Granted(1)	in Fiscal Year	($/SH)	Date	Present Value(2)

William I. Miller	84,700	23.71%	$23.89	4/28/14	$874,951
Elena Delgado	17,600	4.93	23.89	4/28/14	181,808
Robert H. Griffith	6,300	1.76	23.89	4/28/14	65,079
Thomas D. Washburn	14,300	4.00	23.89	4/28/14	147,719
Gregory F. Ehlinger	18,900	5.29	23.89	4/28/14	195,237

(1)	All grants are subject to a vesting schedule where 25% of each grant is vested on the date of the grant and 25% of each grant vests on the grant’s anniversary date in each of the three years following the grant. The exercise price for these options was the average of the closing bid and asked prices of our common stock reported on the grant date of April 29, 2004.

(2)	For the options expiring 4/28/2014, total option values shown in the far right-hand column were derived using the Binomial option pricing model. Assumptions used in the valuation included an expected volatility factor of .40, an expected future dividend yield of .01, a risk-free rate of return of .0451, and an expected life of 6.5 years. The Binomial model suggests an option valuation of $10.33 per share under these assumptions. The Black-Scholes option pricing model would suggest an option valuation of $10.26 per share under these same assumptions. The use of a single value as shown in the table above implies a precision to stock option valuation that we do not believe exists and that therefore may cause the above table to be misleading. Accordingly, there is no assurance that the value realized upon exercise of the options, if any, will be at or near the value estimated by the Binomial option pricing model. Future compensation resulting from option exercises depends solely upon the performance of our stock price.

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Option Holdings

The following table provides information, with respect to each named executive officer, concerning the exercise of options during 2004 and unexercised options held as of the end of 2004:
AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares
	Acquired
	on		Number of Securities		Value of Unexercised
	Exercise	Value	Underlying Unexercised		In-the-Money Options
Name	(#)	Realized	Options at Fiscal Year-End		at Fiscal Year-End(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

William I. Miller	0	0	596,725	151,875	$6,301,307	$1,048,809
Elena Delgado	0	0	62,875	35,225	521,566	230,017
Robert H. Griffith	0	0	26,095	12,325	219,949	78,589
Thomas D. Washburn	0	0	115,990	28,750	1,321,764	188,009
Gregory F. Ehlinger	6,400	$170,024	82,825	35,875	769,747	230,264

(1)	The closing price of our common shares on December 31, 2004 was $28.39 per share.
Pension Plans

The Irwin Financial Corporation Employees’ Pension Plan provides pension benefits to certain regular U.S. employees of the Company or its subsidiaries. Employees earn vested pension benefits after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits. In general, the annual pension benefit under the Employees’ Pension Plan equals the sum of (1) and (2), multiplied by (3), where:

(1) equals 1.3% of the participant’s final average earnings (average of participant’s five highest consecutive annual earnings) multiplied by the participant’s projected years of service at age 65 (up to a maximum of 25 years);

(2) equals 0.65% of the excess of the participant’s final average earnings over the Social Security covered compensation level, multiplied by the participant’s projected years of service at age 65 (up to a maximum of 35 years); and

(3) equals a fraction, not to exceed 1, the numerator of which is the participant’s years of service at retirement or termination, and the denominator of which is the participant’s projected years of service at age 65.

The Employees’ Pension Plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent that these limits apply to an executive officer, the Company provides an additional benefit under an unfunded supplemental executive retirement plan (the “SERP”). In general, the SERP makes the participant whole for the benefits under the retirement formula described above that could not be provided under the Employees’ Pension Plan due to these limits.

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The following table shows the estimated annual retirement benefits that would be payable from the Employees’ Pension Plan and the SERP to Messrs. Ehlinger, Miller, and Washburn. Ms. Delgado and Mr. Griffith are not covered by the Employees’ Pension Plan or the SERP.

	Years of Service

Final
Average
Earnings	15	20	25	30	35

$400,000	$112,500	$150,000	$187,500	$199,000	$210,500
500,000	141,700	189,000	236,200	251,000	265,700
600,000	171,000	228,000	285,000	303,000	321,000
700,000	200,200	267,000	333,700	355,000	376,200
800,000	229,500	306,000	382,500	407,000	431,500
900,000	258,700	345,000	431,200	459,000	486,700
1,000,000	288,000	384,000	480,000	511,000	542,000
1,100,000	317,200	423,000	528,700	563,000	597,200
1,200,000	346,500	462,000	577,500	615,000	652,500
1,300,000	375,700	501,000	626,200	667,000	707,700
1,400,000	405,000	540,000	675,000	719,000	763,000

For purposes of the Employees’ Pension Plan and the SERP, covered earnings include base salary plus short-term or annual bonuses. Grants of stock options, grants of stock appreciation rights or other similar payments or grants under the terms of any long term incentive plan or stock option plan are not included in covered earnings for pension purposes. The current years of service at December 31, 2004 for the named executive officers are as follows: Messrs. Ehlinger (12), Miller (14), and Washburn (28). The illustrated benefits are payable in the form of a single life annuity beginning at the participant’s normal retirement age (65). Actual pension payments are available in other annuity forms after making required actuarial adjustments. Employees may retire as early as age 55 with 5 years of service and begin receiving pension payments. The portion of the pension benefit in Part (1) of the formula above is unreduced for early commencement between the ages of 62 and 65. Pension benefits payable to the named executive officers are not subject to offset for Social Security benefits.

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Equity Compensation Plan Information

The following table sets forth information as of December 31, 2004 regarding shares of our common stock to be issued upon exercise and the weighted-average exercise price of all outstanding options, warrants and rights granted under our equity compensation plans as well as the number of shares available for issuance under such plans.

			Number of securities
			remaining for future
		Weighted-average	issuance under equity
	Number of securities to	exercise price of	compensation plans
	be issued upon exercise	outstanding	(excluding securities
	of outstanding options,	options, warrants	reflected in column
	warrants and rights	and rights	(a) and (b))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,228,406	$20.80	3,347,686
Equity compensation plans not approved by security holders(1)	0	0	254,871

Total	2,228,406	$20.80	3,602,557

(1)	Shares shown in column (c) for this category reflect securities available for future issuance under the Irwin Union Bank Business Development Board Compensation Program (see immediately below).
Equity Compensation Plans Adopted Without Approval of Security Holders

Irwin Union Bank Business Development Board Compensation Program. We established this program to assist our commercial banking line of business in developing its current and future markets by establishing business development boards composed of individuals knowledgeable about local market conditions. The program covers members of business development boards of Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. Under the program, business development board members receive their retainer and meeting fees in Irwin Financial Corporation common stock in lieu of cash. Currently, business development board members receive annual retainer fees in the form of stock equal to $1,000 per member and meeting fees of $350 per meeting attended. We issued a total of 45,129 shares through the program from July 19, 2000 through December 31, 2004. We issue the shares on the last business day of the quarter preceding each payment date, using the mean between the closing bid and asked prices of our common stock as reported by the New York Stock Exchange.
Compensation Committee Interlocks and Insider Participation

William I. Miller, our Chairman and Chief Executive Officer, became Co-Chair of the Board of Directors of the Central Indiana Corporate Partnership (the “CICP”) on January 1, 2004. The CICP is a “business league” organization under Section 501(c)(6) of the Internal Revenue Code. During 2004, another of our directors, David W. Goodrich, was employed as the Chief Executive Officer of

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the CICP. On March 1, 2004, the CICP Board of Directors established a compensation committee of the board. Mr. Miller has not (and currently does not) serve on the CICP compensation committee.

Board Compensation Committee Report on Executive Compensation

Executive compensation is reviewed and approved annually by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. Set forth below is a report submitted by Ms. Dean (Committee Chair), Mr. Kling and Ms. Lauderback in their capacity as the Board’s Compensation Committee addressing the Corporation’s compensation policies for 2004. Our principal executive officer is the Chairman and Chief Executive Officer, Mr. William I. Miller. Under the terms of its Charter, which is available to shareholders on our website, the Compensation Committee establishes the compensation packages for Mr. Miller and certain other executive officers.
I. Compensation Policy for Executive Officers

We believe our compensation plans are only one element of an overall system of management and governance. Appropriate executive compensation policies are necessary, but are not sufficient to achieve our goals. We seek to align our compensation system with our Guiding Philosophy (what we believe), our mission (what we want to be), and our strategy (what we want to do). Our Guiding Philosophy and the people needed to bring this alignment to life are the starting points for developing our compensation philosophy and system.

Our executive compensation system focuses on the total compensation packages of our executive officers and seeks to provide competitive compensation that varies with our performance in achieving our financial and non-financial goals.

The elements of total compensation include base salary, annual short-term bonus, long-term incentives and benefit plans. Our compensation system is designed to:

•	Attract, retain and motivate executive officers;

•	Reward them at a level that is competitive for their positions and performance;

•	Link a substantial portion of their total compensation to the performance of the company; and,

•	Align their interests with our shareholders through equity-based long-term incentives.

Criteria used by the Committee in measuring an executive’s performance include meeting financial, strategic or operational objectives. The Committee considers competitive pay practices, individual performance, key accomplishments, strengths, opportunities for improvement, and company performance. The Committee considers both objective and subjective factors.

The Compensation Committee engages the consulting firm Watson Wyatt Worldwide to advise it on executive compensation matters. The consultant advises the Committee with respect to executive compensation programs on an individual

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and aggregate basis as well as the short-term and long-term strategic objectives of our compensation programs. The Company also engages Watson Wyatt for other management compensation services.

II. The Elements of Executive Compensation and Corporate Performance

There are four elements of executive compensation and corporate performance: base salary, annual short-term bonus, long-term incentives and benefit plans.

A. Base Salary

Base salary is important in achieving the goal of attracting and retaining qualified executives. Base salary is generally targeted to be around the median of similar positions in the industry. Exceptions may exist when a higher level of base salary is required to attract or retain an especially qualified executive officer.

B. Annual Short-Term Bonus

The annual bonus is the component that provides a variable current cash compensation reward for current performance. Each executive officer participating in the annual bonus plan has a target opportunity expressed as a percentage of base salary. Payments are calculated as a multiple of the target opportunity, depending on company performance. We believe that this method, when combined with properly selected performance targets and our long-term incentives, rewards managers for balancing current performance with the need to make investments in future performance, and for managing risk.

Line-of-business presidents receive the majority of their target annual bonus awards based upon the performance of their respective companies and part based upon consolidated performance of the Corporation. Thus, they have financial incentives to achieve synergies between lines of business.

We believe that the best performance targets are those that are objectively and consistently measured as well as easily understood by plan participants. The bonus plans of the parent company and its lines of business include return on equity or a proxy for return on equity as a key performance measure. The Compensation Committee approves specific performance targets each year. The performance targets for lines of business are consistent in methodology with that used by the parent company. The targets are based upon a variety of factors, including historical and expected industry performance, the estimated required rate of return by investors, and (in some instances) budgeted performance for the current year.

Bonus payments begin at a threshold level of minimum required performance and increase proportionately as performance increases.

Short-term bonus plan awards, when granted, are made to executives as a lump sum within sixty days after our annual earnings are released to the public.

C. Long-Term Incentives

Long-term incentive plans encourage building the value of the Corporation over the long term and balance the incentives provided by annual bonus plans. Line-of-business presidents receive the majority of their long-term compensation based

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upon growth in the value of their lines of business in the form of stock options, cash, phantom stock, or minority interest in the line of business.

Certain parent company executive officers and some line-of-business executive officers are provided with long-term incentive compensation through equity grants. The 2001 Irwin Financial Corporation Stock Plan includes the ability to grant non-qualified stock options, stock appreciation rights, incentive stock options, restricted stock and phantom stock. Grants made under this plan to executive officers in 2004 were made in the form of non-qualified stock options, and phantom stock at Irwin Home Equity and cash at Irwin Mortgage.

Our officers and employees could acquire up to xxx% of the issued and outstanding shares of our common stock if:

•	all shares set aside for issuance under our stock option plans were granted; and

•	officers and employees who received grants under our plans exercised all of those grants; and

•	holders of options paid for option exercises without the use of previously issued shares.

However, several variables could significantly reduce the percentage of common stock that officers and employees could acquire. Acquisition percentage would decrease if:

•	officers and employees paid for stock options with previously issued shares; or

•	employees departed without exercising options previously granted to them; or

•	options were forfeited if, for example, the price of our common stock fell below the option exercise price. (As of February 18, 2005, the trading price of our common stock was above the exercise price of approximately xx% of all current outstanding options.)

The dilutive impact of stock options outstanding at December 31, 2004 was a $.03 reduction to our 2004 basic earnings per share of $2.47.

D. Benefit Plans

Our employee benefit plans, including pension plans, health, life, and disability insurance and other employee benefit programs, are an important component of our compensation system. Details of our pension plans are provided elsewhere in this proxy statement.
III. Formulation of the Chairman and CEO’s Compensation

Mr. Miller’s current compensation package includes a base salary of $600,000 plus an annual bonus at target performance of 75% of base salary, or $450,000. The total base salary paid to Mr. Miller in 2004 was $577,000, up 9.5% from 2003.

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Four different market compensation comparisons were considered for the Chairman and CEO in 2004, including a proxy-based custom study of 20 bank holding companies conducted by the executive compensation consulting firm Watson Wyatt Worldwide. Based on these surveys, estimates of the 25th percentile, median, and 75th percentile points of base salary and total annual compensation were made for the Compensation Committee to consider in establishing Mr. Miller’s compensation.

Mr. Miller received a short-term annual bonus award of $520,200 for 2004 performance. Actual, total cash compensation paid to Mr. Miller for 2004 was $1,097,200, down 11% from 2003.

For long-term incentive compensation purposes, Mr. Miller received an option grant of 84,700 shares in 2004 at an exercise price of $23.89 per share (representing the mean between the bid and asked closing prices on the grant date). Through employment of the binomial option pricing model, we estimate that the present value of the 2004 options at grant date was $874,951.

Mr. Miller and certain other executives received a portion of their target long-term incentive based upon the performance of Irwin Ventures LLC, a wholly-owned venture capital subsidiary of Irwin Financial Corporation. Irwin Ventures began investing in early stage companies in 1997 and focuses on investments providing technologies that could transform the way financial services are delivered. To encourage synergies between Irwin Ventures and other Irwin companies, Mr. Miller and the other executives have the opportunity to participate in the Irwin Ventures LLC long-term compensation plan. Due to this opportunity, beginning in 2000, Mr. Miller’s stock option grant was reduced by 5%. The Irwin Ventures plan pays participants only on occurrence of realized gains or losses by Irwin Ventures LLC. To date, there have been no payments to Mr. Miller under the terms of the Irwin Ventures plan.
IV. Internal Revenue Code §162(m) and Non-Qualified Deferred Compensation Legislation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to certain public companies for compensation over $1 million paid to the Company’s Chief Executive Officer and its four other most highly compensated executive officers, but excludes “performance-based compensation” from this limit. The Irwin Financial Corporation Short Term Incentive Plans, which stockholders approved at the 2004 Annual Shareholders Meeting, are generally intended to comply with such requirements. There have been and may be, however, applications of our compensation plans that do not satisfy such requirements. The Committee monitors the requirements of the Internal Revenue Code and applicable Treasury Department regulations to determine what actions, if any, should be taken to minimize compensation that would be non-deductible under Section 162(m) while retaining flexibility to administer compensation plans consistent with our compensation philosophy.

Sally A. Dean William H. Kling Brenda J. Lauderback

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Comparison of Five-Year Cumulative Total Return Irwin Financial Corporation, Russell 2000 & Russell 2000 Financial Services Sector

The following graph sets forth a comparison of total cumulative return for (i) the common stock of the Corporation, (ii) the Russell 2000 Index, and (iii) the Russell 2000 Financial Services Sector Index, from January 1 to December 31 in each of the past five years and for the five-year period ended December 31, 2004. It assumes $100.00 invested on January 1, 1999 in each of the Corporation’s common stock and the Russell 2000 and Russell 2000 Financial Services Sector indices. As required by Securities and Exchange Commission rules, total return in each case assumes the reinvestment of dividends paid. The Corporation is included in both the Russell 2000 and Russell 2000 Financial Services indices.

Return on average equity for the Corporation in 2004 was 14.8%, compared to 18.4% in 2003. Total shareholder return (including dividends and price appreciation) was –8.6% for 2004 and 92.0% for 2003. These returns compare to 20.7% in 2004 and 39.0% in 2003 for the Russell 2000 Financial Services Sector Index.

	1999	2000	2001	2002	2003	2004

Irwin Financial	100	121	98	97	186	171
Russell 2000	100	97	100	79	117	138
Russell 2000 Financial Services Sector	100	115	125	129	180	218
Interest of Management in Certain Transactions

Certain of our directors and officers, and their family members and entities with which these individuals are affiliated, were customers of and had transactions with our subsidiaries in the ordinary course of business during the past year. All outstanding loans and commitments included in such transactions were made in the ordinary course of business and on substantially the same terms, including

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interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, did not involve more than the normal risk of collectibility or present other unfavorable features.

Companies controlled by the Estate of J. Irwin Miller, the Estate of Clementine M. Tangeman, and William I. Miller purchased commercial paper from us from time to time. The maximum amount outstanding was $17,332,996 until the end of May 2004. There was no outstanding balance at the end of 2004. In the opinion of management, the rates paid by us on these commercial paper transactions were comparable to the prevailing rates for such transactions at the time of the respective transactions.

Irwin Financial owns a 12.5% interest in a Hawker 800 aircraft in which Cummins Inc. owns the other 87.5%. Cummins provides maintenance and flight services for the aircraft. During 2004, $179,284 was paid or payable to Cummins in connection with the aircraft. The costs and terms associated with the ownership interest and operation of the aircraft were considered at least as favorable as other alternative aircraft arrangements. We also have a timeshare agreement with Cummins for the use of a substitute aircraft when the jointly owned aircraft is undergoing major maintenance. During 2004, $13,338 was paid or payable to Cummins under the timeshare agreement. The costs charged under the timeshare agreement are those permitted by Federal Aviation Regulations.

IFC has a timeshare agreement with Mr. Miller whereby he pays IFC for the cost of his personal flights and a portion of the cost of flights connected with his service on other for-profit boards in accordance with IFC’s policy on the use of the aircraft. During 2004, $38,772 was paid or payable by Mr. Miller for personal use of the aircraft under his timeshare agreement. The costs charged to Mr. Miller under the timeshare agreement with IFC are those permitted by Federal Aviation Regulations. Mr. Miller, our Chairman and Chief Executive Officer, is also a director of Cummins Inc. Mr. Solso, one of our directors, is Chairman, Chief Executive Officer and a director of Cummins Inc.

As part of our incentive compensation programs, we have provided certain key managers of our lines of business with minority interests in the subsidiaries they manage, including two of our executive officers — Elena Delgado, who heads our home equity lending line of business, and Joseph LaLeggia, who heads our commercial finance line of business. Under our arrangement with Mr. LeLeggia, he is entitled to a 5% minority interest in the common stock of our subsidiary Irwin Commercial Finance Corporation, the parent company of our leasing line of business. Mr. LaLeggia continues to own an indirect minority interest in Irwin Commercial Finance Canada Corporation (ICFCC) (formerly Onset Capital Corporation), our Canadian leasing subsidiary, which interest he held when we acquired Onset Capital in 2000. The description of our arrangements with Ms. Delgado is discussed above under “Executive Compensation — Redemption of Elena Delgado Minority Equity Interests in Irwin Home Equity.”

Irwin International Corporation is the subsidiary in our commercial finance line of business that owns approximately 78 percent of our Canadian leasing subsidiary, ICFCC. The minority shareholder of ICFCC is Onset Holdings, Inc., a Canadian company owned directly and indirectly by members of ICFCC’s senior

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management. Irwin International entered into a shareholder agreement with Onset Holdings under which Irwin International, upon the occurrence of certain events, may exercise a call option for a specified number of ICFCC shares held by Onset Holdings. The purchase price for the shares subject to the call option is equal to the fair market value of such shares, as determined pursuant to an appraisal process set forth in the agreement.

If Irwin International proposes to sell any of its shares of ICFCC, Onset Holdings has certain “co-sale” rights under the agreement. Irwin International also has a conditional right to compel Onset Holdings to participate in a sale to a third party subject to Onset Holdings’ right to purchase all of Irwin International’s shares for a purchase price based on the aggregate transaction value set forth in the third party offer. In addition to the sale and purchase rights, the shareholder agreement provides that Onset Holdings’ interest in the common stock of ICFCC is subject to certain anti-dilution provisions.

During 2001, Irwin Ventures entered into a management arrangement with certain members of senior management, including our Chairman and Chief Executive Officer, William I. Miller, and Executive Vice President, Thomas D. Washburn. Under the arrangement, participating individuals have a carried interest entitling them, in the aggregate, to up to 20% of the profits earned on venture investments made by Irwin Ventures. No amounts are currently accrued to the accounts of Messrs. Miller and Washburn under this carried interest arrangement. In addition, certain of our executive officers participate in a private fund organized to co-invest with Irwin Ventures. At the beginning of each calendar year, participants may elect to contribute to the fund a portion of their annual bonus to be received for that year, up to a current maximum limit of $25,000. The agreement governing this fund originally authorized us, at the election of each individual participant, to make a matching contribution in the form of a non-recourse loan to fund up to 50% of the participant’s annual investment in the co-investment fund. Following the adoption of the Sarbanes-Oxley Act of 2002, which imposes a prohibition on loans to executive officers, we amended this agreement to eliminate this non-recourse loan feature. The aggregate amount of the annual investment is contributed to the fund effective January 1 following the year in which the election is made. To date, Messrs. Ehlinger, Griffith, Souza and certain former executive officers have made co-investments with Irwin Ventures through this fund totaling $440,000 through 2003, including $10,000 contributed by the individual participants in 2003. The participants have elected to co-invest a total of an additional $20,000 during 2004. These amounts invested through 2004 include non-recourse loans made to these individuals prior to July 30, 2002 in the aggregate amount of $215,000. These loans bear interest at rates of 8.0% and 6.75% and are secured by a pledge of the participant’s proportionate interest in the co-investments made during the applicable year. Information with regard to a pre- July 30, 2002 loan repaid by Ms. Delgado in 2005 is discussed above under “Executive Compensation — Redemption of Elena Delgado Minority Equity Interests in Irwin Home Equity.”

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Audit and Risk Management Committee Report

In assisting the Board of Directors, the Audit and Risk Management Committee has performed the following:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61 (Communication with Audit Committees);

•	Received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussion referred to above, the Audit and Risk Management Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit and Risk Management Committee members are John C. McGinty, Jr. (Committee Chair), Sally A. Dean, R. David Hoover and Brenda J. Lauderback.
Independent Public Accountants

PricewaterhouseCoopers LLP, certified public accountants, will audit the books and accounts of the Corporation for 2005. Each professional service performed by PricewaterhouseCoopers LLP during 2004 was reviewed and the possible effect of such services on the independence of the public accounting firm was considered by the Audit and Risk Management Committee. No member of the firm has any material interest, financial or otherwise, in us or any of our subsidiaries.

We have invited representatives of PricewaterhouseCoopers LLP to be present at the Annual Shareholders’ Meeting. We expect the representatives will attend the meeting. If present, these representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders. See “Director Meetings and Standing Committees” for information regarding our Audit and Risk Management Committee.

The aggregate audit fees billed by PricewaterhouseCoopers for the years ended December 31, 2004 and 2003 are as follows:

	Audit Fees	Audit-Related Fees(1)	Tax Fees(2)	All Other Fees(3)

2004	$2,055,490	$101,706	$80,240	$11,000
2003	$821,180	$170,401	$74,475	$48,275

(1) 2004 Audit-Related Fees include:

$49,956	Accounting and audit services related to securitization activities
32,350	Audit of the Company’s benefit plans
19,400	Various other audit-related consultation

$101,706

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2003 Audit-Related Fees include:

$66,345	Detail analysis of residual asset valuation model
59,927	Accounting and audit services related to securitization activities
32,350	Audit of the Company’s benefit plans
11,779	Various other audit-related consultation

$170,401

(2) 2004 Tax Fees include:

$60,240	Tax consultation related to our Canadian operation
20,000	Various tax-related consultation

$80,240

2003 Tax Fees include:

$47,475	Tax consultation related to our Canadian operation Preparation and review of partnership tax returns related to
27,000	home equity securitizations

$74,475

(3) 2004 All Other Fees include:

$11,000	Various other consultation

$11,000

2003 All Other Fees include:

$29,971	Consultation related to unclaimed property
6,489	Sarbanes-Oxley 404 related consultation
11,815	Various other consultation

$48,275

In accordance with the SEC’s rules issued pursuant to the Sarbanes-Oxley Act of 2002, the Audit and Risk Management Committee has adopted a formal policy on auditor independence requiring pre-approval by the Committee of all professional services rendered by the Company’s independent auditors subject to specified monetary limits. Under the policy, pre-approval can be granted by the Committee either on a case-by-case basis or, with regard to particular services for limited terms specified in detail in advance by the Committee in the policy or otherwise, pursuant to request and approval procedures set forth in the policy, provided that there is no delegation of Committee responsibility to management and any engagement of the auditors as to such particular services is reported to the Committee. If the cost of a proposed service is $50,000 or less, the policy delegates authority to the Chairman of the Committee to pre-approve the service on behalf of the Committee and report the approval to the Committee at its next scheduled meeting. All of the audit, audit-related, tax and other services provided by the Company ’s independent auditors to the Company in 2004 were pre-approved by the Audit and Risk Management Committee pursuant to the policy.

2.	Proposal to Amend a Section of the Corporations’ Restated Articles of Incorporation regarding the Indemnification of Directors, Officers and Employees.

We are asking our shareholders to approve a proposal to amend Section 9.05 of the Irwin Financial Corporation’s Restated Articles of Incorporation. Section 9.05 of the Restated Articles currently contains detailed provisions regarding the indemnification of directors, officers and employees. The Board proposes to move the indemnification provisions currently found in Section 9.05 of the Restated Articles to the Corporation’s By-laws and to replace Section 9.05 of the Restated Articles with a general provision authorizing the Board to provide for

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indemnification of directors, officers, employees and agents to the fullest extent provided by law.

The text of the proposed amendment to Section 9.05 of the Restated Articles is set forth below:

9.05 Indemnification. The Board of Directors is authorized to adopt and amend, as it shall determine in its discretion from time to time, By-Law provisions, resolutions or contracts providing for the indemnification of any director, officer, employee or agent of the Corporation to the full extent permitted by the Indiana Business Corporation Law or other applicable law.

If this proposal to amend Section 9.05 is approved by the shareholders, the Restated Articles would no longer include detailed indemnification provisions; instead, those provisions would be found in the Corporation’s By-Laws. The Board would have the authority to amend the indemnification provisions in the By-Laws and also to adopt resolutions and approve contracts providing for indemnification of any director, officer, employee or agent. Since shareholder approval is not required for the Board of Directors to amend the By-Laws, adopt resolutions or approve contracts, shareholder approval of this proposal would permit the Board to adopt indemnification provisions and to amend those provisions from time to time without first obtaining shareholder approval.

In recent years there has been an increase in the amount of litigation seeking to impose liability on directors and officers of publicly held corporations. The costs of defending or settling these actions, whether or not the actions are well founded, may be substantial. Even in proceedings in which a director, officer, employee or agent is not named as a defendant, an individual may incur substantial expenses or attorneys’ fees if he or she is called as a witness or becomes involved in the proceeding in any other way. As a result, an individual may conclude that potential exposure to the costs and risks of proceedings in which he or she may become involved exceeds any benefit to him or her from serving as a director, officer, employee or agent of the Corporation. Although the Corporation has not experienced significant difficulty in attracting and retaining well qualified directors, officers and employees in the past, the Board believes that the continued success of the Corporation in attracting and retaining qualified directors, officers and employees is dependent, at least in part, on the Corporation’s ability to be competitive with other corporations that have adopted provisions providing for the fullest indemnification protection available. The Board of Directors believes that the proposed amendment to Section 9.05 of the Restated Articles to grant the Board of Directors the authority to adopt and update indemnification provisions and contracts will help enable the Corporation to remain competitive in recruiting directors, officers and employees.

If the amendment of the Restated Articles is adopted, an amendment to the By-Laws will become effective that will add to the By-Laws the current text of the indemnification provisions contained in the charter. The Governance Committee of the Board of Directors plans to conduct a review and evaluation of such indemnification provisions and may propose modifications to the full board to be adopted by further amendment of the By-Laws or other arrangements. The

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Governance Committee has not completed that evaluation and has not yet recommended any particular provisions or modifications.

The Board of Directors recognizes that current and future directors and officers could benefit from the approval of the proposed amendment and, in this connection, the directors and officers may be considered to have a conflict of interest. The Board believes, however, that the proposed amendment is in the best interests of the Corporation.

The proposed indemnification amendment is being made to permit the Board to adopt such indemnification provisions or other arrangements as the Board may deem to be in the best interests of the Corporation. The proposed amendment is not being made in response to any proposed or threatened shareholder derivative actions involving the Corporation or other attempt to impose liability on the directors or officers of the Corporation.

The proposed indemnification amendment will be approved if more common shares are cast in favor of the proposal than are cast against the proposal. Proxies received will be voted for approval of the proposed indemnification amendment unless shareholders designate otherwise. If the proposed amendment is approved by the shareholders, it will become effective upon filing with the Indiana Secretary of State, which is expected to be accomplished as soon as practicable after shareholder approval is obtained.

The Board of Directors recommends that shareholders vote FOR this proposal to amend Section 9.05 of the Corporation’s Restated Articles of Incorporation.

Voting Procedures

Shareholders owning a majority of all the common shares outstanding must be present in person or represented by proxy in order to constitute a quorum for the transaction of business. Thus, approximately xx,xxx,xxx shares will be required at the meeting for such quorum. The three nominees receiving the greatest number of votes at the meeting, either in person or by proxy, will be elected as directors for the ensuing three-year term, as indicated. Adoption of the proposal to amend the indemnification provision of Irwin Financial Corporation’s Restated Articles of Incorporation requires the affirmative vote of a majority of the shares represented in person or by proxy and voted on each matter at the Annual Meeting. Proxies returned by brokers as “non-votes” on behalf of shares held in street name because the beneficial owner has withheld voting instructions, and proxies returned with abstentions, will be treated as present for purposes of determining a quorum but will not be counted as voting on any matter as to which a non-vote or abstention is indicated on the proxy.

If you are a participant in the Irwin Financial Corporation Employees’ Savings Plan and/or the Irwin Mortgage Corporation Retirement and Profit Sharing Plan (collectively, the Plans), you have the right to direct Fidelity Management Trust Company (Fidelity), as trustee of the Plans, regarding how to vote the shares of Irwin Financial Corporation attributable to your individual account under the Plans. Your instructions to Fidelity will be tabulated confidentially. If your

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voting directions are not received by April 4, 2005, the shares attributable to your account will not be voted.

Annual Report on Form 10-K

We are providing all shareholders with a copy of our Annual Report on Form 10-K for 2004, together with all financial statements, schedules, and a list of the exhibits filed with the Form 10-K. If any shareholder wishes a copy of the exhibits filed with our Annual Report on Form 10-K, we will furnish the exhibits without charge. All requests for copies should be in writing and directed to Sue Elliott, Finance Department, Irwin Financial Corporation, 500 Washington Street, Columbus, Indiana 47201.
Deadline for Shareholder Proposals for the 2006 Annual Meeting

Any proposals of shareholders that are otherwise eligible for inclusion in our proxy material must be received at our principal executive offices, 500 Washington Street, Columbus, Indiana 47201, prior to November 18, 2005, in order for the proposals to be considered for inclusion in our proxy statement and form of proxy for the 2006 Annual Meeting pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934. Proposals of shareholders submitted outside the process of Rule 14a-8 (Non-Rule 14a-8 Proposals) in connection with the 2006 Annual Meeting must be received by February 1, 2006 or such proposals will be considered untimely. Our proxy for the 2006 Annual Meeting will give discretionary authority to the proxy holders to vote on all Non-Rule 14a-8 Proposals we receive after February 1, 2006.
Shareholder Communication with the Board of Directors

Our independent directors have unanimously approved a process for shareholders and other interested parties to send communications to the Board of Directors. As a result, shareholders who wish to communicate with the Lead Director or the Board may do so by directing their correspondence in writing to Mr. Lance Odden, currently our Lead Director, in care of Irwin Financial Corporation, 500 Washington Street, Columbus, Indiana 47201.

The Board welcomes, but does not require, directors to attend the Annual Meeting of Shareholders. At the 2004 Annual Meeting, six of the ten members of the Board then serving were in attendance.
Miscellaneous

As of the date of this proxy statement, our Board of Directors has no knowledge of any matters to be presented for consideration at the meeting other than the matters described in this proxy statement. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the meeting; (b) a person not named in this proxy statement is nominated at the meeting for election as a director because a nominee named in this proxy statement is unable to serve or for good cause will

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not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting, then the proxies will be voted in accordance with the recommendation of our Board of Directors.

MATT SOUZA, Secretary

March 18, 2005

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Appendix A
IRWIN FINANCIAL CORPORATION
AUDIT & RISK MANAGEMENT COMMITTEE CHARTER
PURPOSE

The primary function of the Audit & Risk Management Committee (the “Committee” or ARMC) is to assist the Board of Directors in fulfilling its oversight of (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Corporation’s independent accountants, and (iv) the performance of the Corporation’s internal audit function and independent accountants.
The Committee meets these responsibilities by reviewing the financial reports and other financial information provided by the Corporation to shareholders and others; reviewing the Corporation’s processes for the oversight and management of financial and operational risks, including the system of internal control that management and the Board of Directors have established; and reviewing the Corporation’s auditing, accounting and financial reporting processes generally.
The Committee derives its authority from the by-laws of Irwin Financial Corporation (the “Corporation”) and is hereby given all resources and authority necessary to properly discharge its responsibilities. The Audit & Risk Management Committee’s primary duties and responsibilities are to:

•	Provide an open avenue of communication among management, the internal auditors, the independent accountants, and the Board of Directors.

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the qualifications and audit efforts of the Corporation’s independent accountants and internal auditing department.
The Audit & Risk Management Committee will primarily fulfill these responsibilities by carrying out the activities enumerated below in the section titled “Duties and Responsibilities.” To the extent permitted by applicable regulations and listing requirements, the Committee may obtain assistance from management or staff in accomplishing these responsibilities.
COMPOSITION AND QUALIFICATIONS

The Audit & Risk Management Committee will be comprised of three or more directors. All members of the Committee will be independent directors, as determined by the Board of Directors in accordance with guidelines of the New York Stock Exchange and other applicable regulations. No member of the Committee may, other than in his or her capacity as a member of the Committee, the Board of Directors, or any other committee of the Corporation: (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Corporation or any of its subsidiaries, or (ii) be an affiliated person of the Corporation or any of its subsidiaries. Any director of the Corporation who is determined to be independent by the Board of Directors but who also holds 20% or more of the Corporation’s outstanding shares (or who is a general partner, controlling shareholder or officer of any such holder) cannot be the Chair or a voting member of the Committee.
All members of the Committee will be “financially literate,” as that qualification is interpreted by the Board of Directors in its business judgment in accordance with listing standards of the New York Stock Exchange. Without

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limiting the generality of the foregoing sentence, each member of the Committee will have a working familiarity with basic finance and accounting practices, such as the ability to read and understand fundamental financial statements. The Chair of the Committee will have accounting or related financial management expertise, as determined by the Board of Directors in its business judgment in accordance with guidelines of the New York Stock Exchange, and at least one member of the Committee (who may also by the Chair) shall be an audit committee financial expert, as defined in regulations promulgated by the Securities and Exchange Commission from time to time.
As provided in the Corporation’s Corporate Governance Principles, no director will be eligible for service on the Committee while he or she serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee.
Committee appointments and selection of the committee chairperson will be approved annually by the Board of Directors.
MEETINGS

The Committee will meet at least four times annually, or more frequently as circumstances dictate. The Committee may ask members of management or others to attend the meeting and is authorized to receive any and all pertinent information from management as determined by the Committee. The Committee will meet with the independent accountants, management, and the director of internal auditing in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair, will discuss with the independent accountants and management any matters of the types described in the Statement of Auditing Standards No. 61, Communications with Audit Committees, which are identified in connection with the accountants reviews of the interim financial statements.
DUTIES AND RESPONSIBILITIES

To fulfill its duties and responsibilities, the Audit & Risk Management Committee shall perform the following:
General

•	The Committee will report its activities to the full Board of Directors on a regular basis so that the Board is kept informed of its activities on a current basis. The Committee will perform all duties determined by the Board.

•	The Committee has the power to conduct or authorize investigations into matters within the Committee’s scope of responsibilities. The Committee is authorized to retain independent counsel, accountants or other advisors as it deems necessary to carry out its duties.

•	The Committee will prepare an audit committee report as required by rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

•	The Committee will do whatever else the law, applicable listing standards, the Corporation’s charter or bylaws or the Board of Directors may require or direct.
Engagement of Independent Accountants and Internal Auditor

•	The Committee will have sole authority for the appointment, compensation, retention and oversight of the work of the Corporation’s independent accountants (including resolution of disagreements between management and

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the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Corporation. The Committee will consult with the Board of Directors in making such decisions concerning the appointment, compensation and retention of the independent accountants. The Committee will establish an arrangement pursuant to which the independent accountants report directly to the Committee.

•	The Committee will have the sole authority to approve all audit engagement fees and terms, as well as non-audit engagements of the independent accountants. Authority to pre-approve non-audit engagements may be assigned to the Chairman of the Audit Committee with communication to, and ratification of, the full Committee at the subsequent meeting.

•	The Committee will oversee the independence of the independent accountants by reviewing, at least annually, all relationships the accountants have with the Corporation, including consideration of non-audit services provided by the independent accountants and the fees paid for such services.

•	The Committee will, at least annually, obtain and review a report by the independent accountant describing (i) the independent accounting firm’s internal quality control procedures; and (ii) any material issues raised in internal quality control reviews, or peer reviews, of the accounting firm, or by any inquiry or investigation by governmental or professional authorities (within the preceding five years) respecting one or more independent audits carried out by the firm, any steps taken to deal with any such issues.

•	The Committee will review and concur, by majority vote, in the appointment, replacement, reassignment, or dismissal of the Director of Internal Auditing.

•	The Committee will oversee the internal audit function. The Committee will provide internal audit the authority to examine all records and issue independent reports in order to provide objectivity to the internal audit function.

•	The Committee will consider, in consultation with the independent accountants and the director of internal auditing, the audit scope and plans prepared by the internal auditors and the independent accountants.

•	The Committee will request that the director of internal auditing and the independent accountants coordinate the internal and external audits of the Corporation in order to avoid duplication of efforts.

Review of Internal and External Audit Work, and the Quarterly and Annual Financial Statements

•	The Committee will ascertain that the independent accountants view the Board of Directors as their client, that they will be available to the full Board at least annually, and that they will provide the Committee with a timely analysis of significant financial reporting issues.

•	The Committee will review and discuss the following with management, the director of internal audit and the independent accountants:

a)	The adequacy of the Corporation’s risk assessment and risk management processes, policies and guidelines, including any significant weaknesses in the system of internal control for detecting and reporting financial errors, defalcations, legal violations, and noncompliance with the Corporation’s code of conduct.

b)	Management’s report concerning significant deficiencies in internal controls, and any fraud by persons with a significant role in the system of internal controls.

c)	The independent accountant’s report concerning its review of management’s assessment of the Corporation’s internal controls, control structure and material weaknesses.

d)	Management’s responses indicating action taken or planned to address such weaknesses.

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•	The Committee will review and discuss the following with management and the independent accountant:

a)	The Corporation’s annual audited financial statements and related footnotes, as well as the annual Form 10-K filing with the Securities and Exchange Commission (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein) and whether the information in the filing is consistent with the information in the financial statements.

b)	The independent accountant’s audit of and report on the financial statements.

c)	The external accountant’s report of all critical accounting policies and practices to be used, alternative treatments of financial information that have been discussed with management (and the ramifications of such alternative treatments), and the accountant’s preferred treatment. The Committee will have final authority to resolve disagreements between management and the external accountant regarding financial reporting.

d)	The auditor’s qualitative judgements about the quality, not just the acceptability, of accounting principles and financial disclosures.

e)	Any serious difficulties encountered during the course of the audit, including any significant disagreements with management.

f)	Other matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards.

g)	To the extent not covered by the foregoing categories, any other material written communications between the external accountant and management, such as any management letter or schedule of unadjusted differences.

h)	The disclosures made to the Audit Committee by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiency in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

i)	The rotation of the audit partner as required by law.

j)	The independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated. This section requires the independent auditor, if it detects or becomes aware of any illegal acts, to assure that the Committee is adequately informed.

•	The Committee or its Chair will review and discuss with management and the independent accountants:

a)	The quarterly Form 10-Q filings with the Securities and Exchange Commission (including the financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein) prior to their submission.

b)	The quarterly press releases announcing earnings results prior to their release to the public, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	The Committee will consider, review and discuss with management and the director of internal audit:

a)	The quarterly report provided by the director of internal audit which summarizes audit activities during the period, including any significant findings concerning the Corporation’s risk management, financial reporting or compliance systems, as well as management’s responses to them.

b)	The internal audit department’s annual audit plan, staffing, and professional education of the internal audit staff for each calendar year.

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c)	The internal audit department’s policy statement.
Other Responsibilities

•	The Audit & Risk Management Committee will establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

•	Approve any changes to the Corporation’s code of conduct and any waiver of the code of conduct for executive officers and directors.

•	Establish clear policies to be followed by the Corporation in connection with its hiring of employees and former employees of the independent accountants.

•	Review and update the Audit Committee Charter annually.

•	Review with management the results of regulatory examinations of the Corporation and management’s responses to such reports.

•	Review the substance of legal and regulatory matters that may have a material effect on the Corporation’s financial statements, including significant issues raised by internal or outside counsel concerning litigation, contingencies, claims, or assessments.

•	The Committee will receive a briefing of changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission or other regulatory bodies, that may have a material effect on the financial statements.

•	Perform an annual self-assessment which takes into account the purpose and responsibilities and the Committee and an evaluation of its performance of those responsibilities.

•	Provide for appropriate funding for the payment of:

•	compensation of the independent accountants engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Corporation;

•	compensation to any other advisers retained by the Committee to assist it in carrying out its duties;

•	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
LIMITATION OF AUDIT & RISK MANAGEMENT COMMITTEE’S ROLE

   While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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Irwin Financial Corporation
Annual Shareholder Meeting
April 7, 2005 — 4:00 p.m. (E.S.T.)
Holiday Inn Conference Center
2480 Jonathan Moore Pike (Route 46)

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê     Please fold and detach card at perforation before mailing.     ê

IRWIN FINANCIAL CORPORATION Proxy for Annual Meeting of Shareholders Proxy Solicited on Behalf of the Board of Directors

The undersigned does hereby nominate, constitute, and appoint William I. Miller and Thomas D. Washburn and each of them, (with full power to act without the other), with full power of substitution to each, the true and lawful Proxies of the undersigned to attend the Annual Meeting of the Shareholders of the Corporation, to be held at the Holiday Inn Conference Center, 2480 Jonathan Moore Pike, Columbus, Indiana, on Thursday, April 7, 2005, at 4:00 p.m. (Columbus time), or at any adjournment of the meeting, and to vote all shares of the Corporation that the undersigned is entitled to vote upon the matters referred to in this proxy and in the notice of the meeting to the same extent and with all the powers the undersigned would possess if personally present and voting at the meeting or at any adjournment of it. The undersigned acknowledges receipt of notice of the meeting and the accompanying proxy statement and hereby revokes all proxies heretofore given by the undersigned for the meeting.

Dated : , 2005

Signature(s)

Signature(s)

Please sign exactly as name(s) appear(s) here, date, and return this proxy promptly in the enclosed envelope. If there are two or more co-owners, all must sign. No postage required if mailed in the United States

ê     Please fold and detach card at perforation before mailing.     ê

IRWIN FINANCIAL CORPORATION	PROXY

This proxy will be voted as you specify on this proxy card. If no specification is made, the Shares represented by the proxy will be voted FOR the Directors named in the proxy statement, FOR the approval of the amendment to the Irwin Financial Corporation Restated Articles of Incorporation, and the Proxies may vote in their discretion upon such other matters as properly may come before the meeting or any adjournment of it. This proxy may be revoked at any time prior to voting it.

1.	Election of three Directors

	❑ FOR all nominees listed below		❑ WITHHOLD Authority to vote for all the nominees

R. David Hoover William I. Miller Theodore M. Solso

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name below.

2.	Approval of the amendment to the Irwin Financial Corporation Restated Articles of Incorporation

	❑FOR	❑AGAINST	❑ABSTAIN

3.	Vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
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c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

YOUR VOTE IS IMPORTANT

Only the Trustee can vote your shares represented on this ballot. To ensure that your shares are represented at the meeting, please mark, sign, and return this voting instruction form promptly in the enclosed envelope.

ê          Please fold and detach card at perforation before mailing.          ê

IRWIN FINANCIAL CORPORATION

Voting Instruction Form for Annual Meeting of Shareholders

As a participant in the Irwin Financial Corporation Employees’ Savings Plan and/or the Irwin Mortgage Corporation Retirement and Profit Sharing Plan (collectively, the “Plans”), you have the right to direct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plans, regarding how to vote the shares of Irwin Financial Corporation attributable to your individual account under the Plans. Your instructions to Fidelity will be tabulated confidentially. If your voting directions are not received by April 4, 2005, the shares attributable to your account will not be voted.

Dated: , 2005

Signature

Please sign exactly as name appears here, date, and return this voting instruction form promptly in the enclosed envelope. No postage required if mailed in the United States

ê          Please fold and detach card at perforation before mailing.          ê

IRWIN FINANCIAL CORPORATION	Voting Instruction Form

This Voting Instruction when properly executed will be voted in the manner directed by the undersigned shareholder. If no directions are given, if the card is not signed, or if the card is not received by April 4, 2005, the shares credited to your account will not be voted.

1.	Election of three Directors

❑ FOR all nominees listed below	❑ WITHHOLD Authority to vote for all the nominees

R. David Hoover	William I. Miller	Theodore M. Solso

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name below.

2.	Approval of the amendment to the Irwin Financial Corporation Restated Articles of Incorporation

❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	Vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof

PLEASE MARK, DATE AND SIGN THIS VOTING INSTRUCTION FORM AND RETURN IT IN THE ENCLOSED ENVELOPE.

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